UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2017

CSS Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-2661	13-1920657
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 Plymouth Road, Suite 300, Plymouth Meeting, PA	19462
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(610) 729-3959

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 15, 2017, we approved the appointment of John S. White as our Executive Vice President of Operations effective upon his commencement of employment with the Company on March 13, 2017. Effective with the commencement of Mr. White’s employment, Christian A. Sorensen, who currently serves as our Executive Vice President of Operations, will transition to the role of Senior Vice President Finance – Supply Chain.

Mr. White, age 52, has approximately 30 years of operations management experience with E. I. du Pont de Nemours and Company (NYSE: DD) (“DuPont”), a global manufacturing company, where his responsibilities have included leading supply chain operations, including sourcing, logistics, demand-driven fulfillment and manufacturing, in the United States, Asia and Europe. Since December 2015, he has served as Manufacturing Director of DuPont Performance Materials, with responsibility for multiple operations in DuPont’s Americas region. From 2012 to 2015, he served initially as Program Leader and later as Supply Chain Director for DuPont Performance Polymers in Shanghai, China. Prior to that, from 2009 to 2012, he served initially as Operations Business Leader and later as Program Leader of DuPont Performance Polymers. From 1998 to 2009, he served in various operational leadership capacities with DuPont Performance Elastomers and Dow DuPont Elastomers, including service for approximately four years as a Unit Manager and Managing Director of a specialty polymer plant in Dordrecht, Netherlands.
We have entered into an employment agreement with Mr. White providing for: (i) a starting base salary of $300,000 per annum; (ii) participation in our management incentive program (beginning with our fiscal year ending March 31, 2018) with a target incentive compensation opportunity amount equal to 60% of Mr. White’s then-current annual base salary; (iii) a future management recommendation to the Human Resources Committee of our Board of Directors for a grant to Mr. White of a stock option to acquire 10,000 shares of our common stock and for a grant to Mr. White of 10,000 restricted stock units (vesting upon satisfaction of service-based vesting conditions in equal 50% installments on each of the third and fourth anniversaries of the grant date), subject the provisions of our 2013 Equity Compensation Plan; and (iv) a company-owned or leased automobile to be made available for Mr. White’s use.
The employment agreement also provides that we will pay a severance benefit to Mr. White if we terminate his employment other than for cause, subject to certain conditions set forth in the employment agreement. The severance benefit consists of a continuation of salary payments to Mr. White following any such termination, with the aggregate amount of such payments being equal to Mr. White’s then-current annual base salary or, if greater, an amount governed by a then-current severance policy applicable to Mr. White. Any such payments will be reduced by any applicable tax withholdings and payroll deductions.

Item 7.01 Regulation FD Disclosure.
On February 23, 2017, we issued a press release announcing the appointment of John S. White as our Executive Vice President of Operations effective upon his commencement of employment with the Company on March 13, 2017. A copy of such press release is attached as Exhibit 99.1 to this Current Report on Form 8-K. This press release is being furnished pursuant to General Instruction B.2 of Form 8-K and is not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), nor is it subject to the liabilities of that section or deemed incorporated by reference into any filing made by us under the Exchange Act and/or the Securities Act of 1933.

Item 9.01 Financial Statements and Exhibits

(d) The following Exhibits are filed, in the case of Exhibit 10.1, and furnished, in the case of Exhibit 99.1, herewith:

Exhibit No.	Description
10.1	Employment Agreement dated February 16, 2017 between CSS Industries, Inc. and John S. White
99.1	Press Release dated February 23, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSS Industries, Inc.
(Registrant)

Date:	February 23, 2017	By:	/s/ William G. Kiesling
William G. Kiesling
Vice President–Legal and Licensing and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement dated February 16, 2017 between CSS Industries, Inc. and John S. White
99.1	Press Release dated February 23, 2017

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